Exhibit 99.1

Olympic Steel Reports Record Third Quarter and Nine Month Net Sales

Third-Quarter Net Income Surges Five-Fold Over Third Quarter 2017, and by 137% for Nine-Month Period

Board Declares Regular Quarterly Cash Dividend

CLEVELAND--(BUSINESS WIRE)--November 8, 2018--Olympic Steel Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced significantly improved financial results for the third quarter and nine-month period ended Sept. 30, 2018.

Third-quarter 2018 net sales increased 38%, to $457 million, which is the highest quarterly sales posted in the Company’s history. This is up from $331 million in net sales during the third quarter of 2017. Year-to-date net sales grew 26% over the prior year’s same period, reaching a record $1.3 billion, versus $1.0 billion in 2017. Higher year-over-year shipping volume and higher average prices drove the sales increase in both periods.

Net income rose to $11.6 million, or $1.01 per diluted share, in the third quarter, up from $2.3 million or $0.20 per diluted share, in the same quarter of 2017. This year’s third-quarter net income was negatively impacted by $2.7 million in LIFO expense, which reduced quarterly earnings by $0.18 per diluted share. In last year’s same quarter, LIFO expense reduced net income by $0.7 million, or $0.04 per diluted share. Adjusting for LIFO impacts in both periods, third-quarter net income improved to $1.19 per diluted share in 2018, up from $0.24 per diluted share in 2017. The table that follows provides a reconciliation of non-GAAP measures, to measures prepared in accordance with GAAP.

“Robust demand for metals and active shipping volume continued in the third quarter,” said Chairman and Chief Executive Officer Michael D. Siegal. “Our diversification strategies and strong balance sheet, combined with record sales and higher margins, drove significant earnings improvement in all three of our operating segments for the third quarter and nine months of 2018.”

For the 2018 nine-month period, net income grew to $35.1 million, or $3.07 per diluted share. This more than doubled net income of $14.8 million, or $1.30 per diluted share, reported for the same period in 2017. Year-to-date LIFO expense totaled $4.7 million, or $0.30 per diluted share, in 2018, compared with $1.5 million, or $0.08 per diluted share, in the same period last year.

“End-market demand is expected to remain strong in all industries that we serve,” Siegal said. “Our customers anticipate year-over-year growth will continue in this year’s final quarter, and into 2019.”

The Company’s Board of Directors also approved a regular quarterly cash dividend of $0.02 per share, which is payable on Dec. 17, 2018, to shareholders of record on Dec. 3, 2018.

Olympic Steel, Inc.
Reconciliation of Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share
The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2018	2017	2018	2017

	(unaudited)		(unaudited)
Net income per diluted share (GAAP):	$1.01	$0.20	$3.07	$ 1.30
Excluding the following items:
Tax adjustment on retirement plan	-	-	-	(0.17)
LIFO expense	0.18	0.04	0.30	0.08
Adjusted net income per diluted share (non-GAAP):	$1.19	$0.24	$3.37	$ 1.21

Conference Call and Webcast

A simulcast of Olympic Steel’s 2018 third-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 10 a.m. EST on Nov. 8, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: the recent fluctuations in metals pricing provides risks of falling metals prices and inventory devaluation; general and global business, economic, financial and political conditions; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; cyclicality and volatility within the metals industry; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and newly imposed tariffs and duties on exported steel, U.S. trade policy and its impact on the U.S. manufacturing industry; the availability, and increased costs, of labor related to tighter employment markets; the availability and rising costs of transportation and logistical services; rising interest rates and their impacts on our variable interest debt; the successes of our efforts and initiatives to increase sales and earnings, maintain or improve working capital turnover and free cash flows, improve our customer service, and achieve cost savings; our ability to generate free cash flow through operations and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; our ability to successfully integrate Berlin Metals, LLC, or Berlin Metals, into our business and risks inherent with the Berlin Metals acquisition in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; the success of our operational initiatives to improve our operating, cultural and management systems and reduce our costs; the ability to comply with the terms of our asset-based credit facility; the ability of our customers and third parties to honor their agreements related to derivative instruments; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the impacts of union organizing activities and the success of union contract renewals; the timing and outcomes of inventory lower of cost or market adjustments and last-in, first-out, or LIFO, income or expense; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; the ability of our customers (especially those that may be highly leveraged, and those with inadequate liquidity) to maintain their credit availability; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security risks and threats; access to capital and global credit markets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies; and changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share, which is a non-GAAP financial measure. Management’s view of the Company’s performance includes adjusted earnings per share, and management uses this non-GAAP financial measure internally for planning and forecasting purposes and to measure the performance of the Company. We believe this non-GAAP financial measure provides useful and meaningful information to us and investors because it enhances investors’ understanding of the continuing operating performance of our business and facilitates the comparison of performance between past and future periods. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. A reconciliation of this non-GAAP measure to the most directly comparable GAAP financial measure is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, and tin products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 31 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or https://olysteel.irpass.com/Contact_Us?BzID=2195.

Olympic Steel, Inc.
Consolidated Statements of Comprehensive Income
(in thousands, except per-share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$456,976	$331,442	$1,285,491	$1,022,530

Costs and expenses
Cost of materials sold (excludes items shown separately below)	365,362	265,351	1,016,200	806,846
Warehouse and processing	25,330	20,531	72,579	65,870
Administrative and general	21,197	16,647	61,592	52,699
Distribution	12,552	10,574	38,077	31,507
Selling	7,373	6,797	21,708	19,804
Occupancy	2,348	2,150	7,200	6,651
Depreciation	3,953	3,883	12,141	12,516
Amortization	247	223	716	667

Total costs and expenses	438,362	326,156	1,230,213	996,560

Operating income	18,614	5,286	55,278	25,970

Other income (loss), net	17	(22)	(122)	(76)

Income before interest and income taxes	18,631	5,264	55,156	25,894
Interest and other expense on debt	2,923	1,966	7,579	5,380
Income before income taxes	15,708	3,298	47,577	20,514
Income tax provision	4,109	1,018	12,501	5,738

Net income	$11,599	$2,280	$35,076	$14,776

Earnings per share:

Net income per share - basic	$1.01	$0.20	$3.07	$1.30

Weighted average shares outstanding - basic	11,444	11,386	11,427	11,384

Net income per share - diluted	$1.01	$0.20	$3.07	$1.30

Weighted average shares outstanding - diluted	11,446	11,386	11,427	11,384

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At Sept. 30, 2018	At Dec. 31 2017
	(unaudited)
Assets

Cash and cash equivalents	$4,267	$3,009
Accounts receivable, net	213,422	132,737
Inventories, net (includes LIFO debit of $662 as of Sept. 30, 2018 and $5,337 as of Dec. 31, 2017)	366,198	275,307
Prepaid expenses and other	5,219	8,333
Assets held for sale	-	750
Total current assets	589,106	420,136

Property and equipment, at cost	398,524	376,710
Accumulated depreciation	(239,862)	(229,062)
Net property and equipment	158,662	147,648

Intangible assets, net	27,519	22,980
Other long-term assets	13,980	13,394
Total assets	$789,267	$604,158

Liabilities

Current portion of long-term debt	$-	$930
Accounts payable	118,134	84,034
Accrued payroll	19,265	11,999
Other accrued liabilities	11,595	14,184
Total current liabilities	148,994	111,147
Credit facility revolver	304,484	196,235
Other long-term liabilities	12,724	12,048
Deferred income taxes	14,718	12,145
Total liabilities	480,920	331,575

Shareholders' Equity

Preferred stock	-	-
Common stock	130,597	129,453
Treasury stock	(132)	(337)
Retained earnings	177,882	143,467
Total shareholders' equity	308,347	272,583
Total liabilities and shareholders' equity	$789,267	$604,158

Olympic Steel, Inc.
Segment Financial Information
(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three Months Ended Sept. 30:
	(unaudited)
	Carbon Flat		Specialty Metals Flat		Tubular and Pipe
	Products		Products		Products[1]
	2018	2017	2018	2017	2018	2017
Tons Sold[1]	281,225	277,426	36,606	23,253	NA	NA

Net Sales	$282,810	$215,843	$92,153	$57,554	$82,013	$58,045
Average selling price per ton	1,006	778	2,517	2,475	NA	NA
Cost of materials sold[2]	225,407	173,560	77,928	50,083	62,027	41,708
Gross profit[3]	57,403	42,283	14,225	7,471	19,986	16,337
Operating expenses[4]	42,910	38,585	9,271	5,397	16,884	14,729
Operating income	$14,493	$3,698	$4,954	$2,074	$3,102	$1,608

Depreciation and Amortization	2,524	2,493	341	185	1,311	1,403

	Nine Months Ended Sept. 30:
	(unaudited)
	Carbon Flat		Specialty Metals Flat		Tubular and Pipe
	Products		Products		Products[1]
	2018	2017	2018	2017	2018	2017
Tons Sold[1]	883,190	889,676	100,275	68,985	NA	NA

Net Sales	$802,995	$669,817	$255,037	$173,789	$227,459	$178,924
Average selling price per ton	909	753	2,543	2,519	NA	NA
Cost of materials sold[2]	632,326	532,383	216,726	148,413	167,148	126,050
Gross profit[3]	170,669	137,434	38,311	25,376	60,311	52,874
Operating expenses[4]	129,768	119,122	24,818	16,458	48,394	46,435
Operating income	$40,901	$18,312	$13,493	$8,918	$11,917	$6,439

Depreciation and Amortization	7,665	8,287	880	609	4,237	4,211

[1]	Tonnage is less meaningful for the Tubular and Pipe Products segment and therefore, is not reported.
[2]

Includes LIFO expense for the Tubular and Pipe Products segment of $2.7 million, and $4.7 million, for the three and nine months ended Sep. 30, 2018; and $0.7 million, and $1.5 million for the three and nine months ended Sept. 30, 2017.

[3]	Gross profit is calculated as net sales less the cost of materials sold.
[4]	Operating expenses are calculated as total costs and expenses less the cost of materials sold.

Olympic Steel, Inc.
Segment Financial Information Cont.
(In thousands, unaudited)

	At Sept. 30,	At Dec. 31,
	2018	2017
Assets
Flat products	$579,602	$409,116
Tubular and pipe products	209,007	194,787
Corporate	658	255
Total assets	$789,267	$604,158

Other Information:
(audited, in thousands, except per-share data)
	At Sep. 30,	At Dec. 31,
	2018	2017

Shareholders' equity per share	$28.01	$24.80

Debt-to-equity ratio	0.99 to 1	0.72 to 1

	Nine Months Ended
	June 30,
	2018	2017

Net cash from (used for) operating activities	$(63,133)	$(46,642)

Cash dividends per share	$0.06	$0.06

CONTACT:
Investor and Media Contact:
Olympic Steel Investor Relations
Matthew J. Dennis, CFA, 216-672-0522